Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 333-32065

                                    CITICORP
                               U.S. $2,000,000,000
                       Medium-Term Senior Notes, Series F
                               U.S. $1,000,000,000
                    Medium-Term Subordinated Notes, Series F
                Due From 9 Months to 60 Years From Date of Issue

         Pricing Supplement, dated November 5, 1997 (the "Pricing Supplement") to Prospectus Supplement, dated October 27, 1997 (the "Prospectus Supplement"); to Prospectus, dated October 27, 1997 (the "Base Prospectus" and collectively with the Pricing Supplement and the Prospectus Supplement, the "Prospectus")

                              Description of Notes

         The terms of the LIBOR Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Senior Notes, Series F set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:                           LIBOR Senior Floating Rate Notes Due
                                          December 11, 2000 (the "LIBOR Notes").

Aggregate
  Principal Amount:                       $50,000,000.00.

Issue Date:                               November 10, 1997.

Stated Maturity Date:                     December 11, 2000.

Interest Rate Index:                      With respect to the initial Interest
                                          Period, One Month LIBOR and, with
                                          respect to each Interest Period
                                          thereafter, Three Month LIBOR.

Spread:                                   Plus 7.0 basis points.

Initial Interest Rate:                    One Month LIBOR plus 0.070%, as
                                          determined on the second Market Day
                                          preceding the Issue Date.

Interest Rate:                            For each Interest Period other than
                                          the initial Interest Period, Three
                                          Month


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                                          LIBOR plus 0.070%, as determined on
                                          the related LIBOR Determination Date.
                                          The Interest Rate for the initial
                                          Interest Period shall be the Initial
                                          Interest Rate.

Interest Commencement Date:               November 10, 1997.

Interest Payment Dates:                   The initial Interest Payment Date
                                          shall be December 11, 1997, and
                                          thereafter Interest Payment Dates
                                          shall be quarterly, on the 11th of
                                          each March, June, September and
                                          December, and at Stated Maturity.

Interest Period:                          Monthly with respect to the period
                                          commencing on the Issue Date and
                                          ending on and excluding the initial
                                          Interest Payment Date, and thereafter
                                          quarterly with respect to each period
                                          beginning on and including an Interest
                                          Payment Date and ending on and
                                          excluding the next successive Interest
                                          Payment Date.

Interest Reset Dates:                     The 11th of each March, June,
                                          September and December.

LIBOR Interest
  Determination Dates:                    Pertaining to an Interest Reset Date,
                                          the second Market Day preceding such
                                          related Interest Reset Date.

Index Maturity:                           One Month, with respect to the initial
                                          Interest Period, and Three Months,
                                          with respect to each Interest Period
                                          thereafter.

LIBOR Screen Reference:                   Telerate Screen Page 3750.

Calculation Dates:                        The related LIBOR Interest
                                          Determination Date.

Redemption:                               The LIBOR Notes are not subject to
                                          redemption prior to the Maturity Date.

Sinking Fund:                             The LIBOR Notes are not subject to any
                                          sinking fund.

Regular Record Date:                      The date that is 15 calendar days
                                          prior


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

                                          to the related Interest Payment Date.

Purchaser:                                Chase Securities Inc.

Discount:                                 .028%.

Price to Public:                          100.00%.

CUSIP Number:                             17303 LSR 3.


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